NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on August 25, 2023, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on August 11, 2023, the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the formation of a holding company which became effective at 4:01 p.m., Eastern Time, on August 11, 2023, each share of common stock of The Howard Hughes Corporation was automatically converted into one share of common stock of Howard Hughes Holdings Inc. This form is only for the removal from listing on the Exchange of the Common Stock of The Howard Hughes Corporation, and not a termination of the registration of the Common Stock of Howard Hughes Holdings Inc. under Section 12(b) of the Exchange Act. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading before market open on August 14, 2023.